Exhibit 10.27

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

FIRST AMENDMENT TO RESEARCH AND LICENSE AGREEMENT

This First Amendment to Research and License Agreement (this “Amendment”) is entered into as of the last date of signature hereof (“Amendment Effective Date”), by and between Hadasit Medical Research Services & Development, Ltd., of Jerusalem Bio Park, Hadassah Ein-Kerem Medical Center, P.O.B. 12000, Jerusalem 91120, Israel (“Hadasit”), BIRAD – Research and Development Company Ltd., of Bar-Ilan University, Bldg. 102, Ramat Gan 5290002, Israel (“BIRAD”) (Hadasit and BIRAD, collectively, the “Licensors”) and Nexcella, Inc. (formerly known as Immix Biopharma Cell Therapy), a Delaware corporation wholly owned by Immix Biopharma Inc., having a place of business at 11400 West Olympic Blvd, Suite 200, Los Angeles, CA 90064, United States (“Company”). Each of Company and Licensors may be referred to as a “Party” and together as the “Parties”.

WHEREAS, on November 27, 2022, the Company and Licensors entered into that certain Research and License Agreement (the “R&L Agreement”) under which the Licensors granted Company a License to the Licensed Technology (as such terms are defined in the R&L Agreement); and

WHEREAS, the Parties wish to amend the R&L Agreement, as provided herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the Parties hereto agree as follows:

1.	Definitions: All capitalized terms used herein shall have the meanings ascribed to such terms in the R&L Agreement unless the context otherwise requires.

1.1 “New Licensed Product” means a Licensed Product that requires a new Marketing Authorization.

2.	Exhibit A(1) of the R&L Agreement is hereby updated to reflect the list of Licensed Patents, as envisaged in Section 1.24 of the R&L Agreement. The updated Exhibit A(1) is attached hereto as Appendix 3.

3.	Subject to the terms and conditions of this Amendment and payment of the Additional Upfront License Fee and Development Milestone Payments (as such terms are defined below), to resolve the differences between the parties with respect to the scope of the Field Section 1.13 shall be deleted and replaced with the following:

“1.13 “Field” means: (i) the treatment of plasma cell dyscrasias including, but not limited to: multiple myeloma, amyloidosis, and other BCMA-positive indications (the “BCMA Field”); (ii) all other indications (“Other Fields”).”

4.	Notwithstanding the foregoing, the Parties agree that if Hadasit wishes to license-out the invention entitled: “A novel platform for the generation of “Naïve-like” CAR-T cells” (“the Second Invention”) (which has been developed solely by Hadasit in the framework of the Research and can be used as a tool in the manufacturing of CAR-T cells) in Other Fields in relation to additional products that are not under development by the Company, such licensing by Hadasit shall be subject to Company’s approval. In such case, Hadasit will inform the Company and both Parties will initiate good faith discussions on the matter. The Company will not unreasonably withhold such approval. For the avoidance of doubt, Hadasit will not license-out the Second Invention in the BCMA Field, and will not license-out the Second Invention in relation to additional products that are under development by the Company in Other Fields, without Company’s written approval.

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5.	To resolve the differences between the Parties with respect to the scope of the Field, the Parties agree that Company shall pay Licensors a non-refundable, non-creditable upfront license fee in the total amount of one million five hundred thousand US dollars (US$1,500,000) (the “Additional Upfront License Fee”), which shall be payable to Licensors as follows:

a.	one million US dollars (US$1,000,000) shall be payable within five (5) days of the Amendment Effective Date; and

b.	the remaining five hundred thousand US dollars (US$500,000) shall be payable no later than April 30, 2025.

6.	To resolve the differences between the parties with respect to the scope of the Field, the Parties further agree that Company shall make payment to Licensors of the following development milestone payments (the “Development Milestone Payments”) upon the occurrence of each of the following milestones (whether by Company, an Affiliate or a Sublicensee), in respect of the first New Licensed Product within the Other Fields category to achieve such a milestone for the first time:

Milestones for Other Fields	Development Milestone Payment
First patient enrolled in a Phase II study for any indication	US$1,000,000
First patient enrolled in a Phase III study for any indication.	US$1,500,000
First Marketing Authorization in any territory within the Territory	US$2,000,000

Development Milestones Payments are applicable only to the Other Fields and not to the BCMA Field. Each Development Milestone Payment shall be payable only once upon the first New Licensed Product’s first achievement of the applicable milestone listed above, irrespective of the number of territories in which Marking Authorizations are obtained, or the number of times a milestone is achieved for such New Licensed Product, it being agreed that:

A.	The above amounts are payable in full for only the 1st New Licensed Product within the Other Fields to reach the applicable milestone, and

B.	The Development Milestone Payments to be paid with respect to first achievement of the applicable milestone for the 2nd New Licensed Product within the Other Fields shall be reduced by 50% from the above amounts.

C.	No further Development Milestone Payments will be made beyond the 2nd Licensed Product (i.e., 3rd Licensed Product in the Other Fields and onwards).

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Upon payment to the Company by a Sublicensee being triggered in respect of an event that triggers a Development Milestone Payment, the Company shall pay Licensors the higher of (a) the amount set forth in paragraph 5 above in respect of such Development Milestone Payment; or (b) if a corresponding payment is made by a Sublicensee to the Company or its Affiliate, an amount equal to the percentage of Sublicense Receipts that would otherwise be due pursuant to Section 6.5 of the R&L Agreement.

7.	A development plan for the research, development and commercialization of Licensed Products in the Other Fields (“Other Fields Development Plan”) is attached hereto as Appendix 1. Development milestones for Licensed Products in the Other Fields are attached hereto as Appendix 2 (“Other Fields Development Milestones”).

8.	The initial Development Milestones included in Exhibit D of the R&L Agreement are deleted in their entirety and replaced by Appendix 2, henceforth to be known as the “BCMA Development Milestones”.

For the purposes of the R&L Agreement: (i) the BCMA Development Milestones and the Other Fields Development Milestones shall be part of the Development Milestones as defined in Section 1.7 of the Agreement; and (ii) the Other Fields Development Plan shall be part of the Development Plan as defined in Section 1.8 of the Agreement.

9.	Section 5.4 of the R&L Agreement shall be deleted in its entirety and replaced with the following clauses 5.4.a and 5.4.b:

5.4.a. Failure to Meet a “BCMA Field” Development Milestone. In the event Company fails to meet any Development Milestone in the BCMA Field by its designated performance date as set forth in Exhibit D (a “Failure”), then, unless and to the extent a delay in achievement of a Development Milestone is necessitated by a Regulatory Authority or an event of force majeure as set forth in Section 15.13, Hadasit (acting on behalf of the Licensors) may notify Company in writing of Company’s Failure and shall allow Company ninety (90) days to cure such Failure. If Company fails to cure such Failure to Hadasit’s reasonable satisfaction within such ninety (90) day period Hadasit (acting on behalf of the Licensors) shall have the right to terminate the License with respect to the BCMA Field, pursuant to Section 13.3.2 of the R&L Agreement without any obligation to make any payment to or compensate Company in any manner. Notwithstanding the foregoing, in the case such Failure results from a failed clinical trial due to a safety concern regarding the Licensed Product, or difficulties regarding the manufacturing process the cure period shall be two years for the safety concern and one year for the manufacturing process.

5.4.b. Failure to Meet an “Other Fields” Development Milestone. In the event Company fails to meet any Development Milestone in the Other Fields by its designated performance date as set forth in Appendix 2 of this Amendment (a “Failure”), then, unless and to the extent a delay in achievement of a Development Milestone is necessitated by a Regulatory Authority or an event of force majeure as set forth in Section 15.13, Hadasit (acting on behalf of the Licensors) may notify Company in writing of Company’s Failure and shall allow Company ninety (90) days to cure such Failure. If Company fails to cure such Failure to Hadasit’s reasonable satisfaction within such ninety (90) day period Hadasit (acting on behalf of the Licensors) shall have the right to terminate the License with respect to the Other Fields, pursuant to Section 13.3.2 of the R&L Agreement without any obligation to make any payment to or compensate Company in any manner. Notwithstanding the foregoing, in the case such Failure results from a failed clinical trial due to a safety concern regarding the Licensed Product, or difficulties regarding the manufacturing process the cure period shall be two years for a safety concern and one year for the manufacturing process difficulties.

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10.	Section 13.3.2(b) of the R&L Agreement shall be deleted in its entirety and replaced with the following:

13.3.2 Termination for Default.

(b) Licensors shall be entitled to terminate this Agreement in accordance with the provisions of Section 8.5 as set forth therein, and the provisions Section 5.4 as follows:

(i) in case of failure to achieve any of the BCMA Development Milestones, Licensors shall be entitled, at Licensors’ sole discretion, to exclude the BCMA Field from the Field of the License. Licensors agree that in case of failure to achieve any of the BCMA Development Milestones (but not the Other Fields Development Milestones), the Licensors sole’ and exclusive remedy is exclusion of the BCMA Field from the Field of the License;

(ii) in case of failure to achieve any of the Other Fields Development Milestones, Licensors shall be entitled, at Licensors’ sole discretion, to exclude the Other Fields from the Field of the License. Licensors agree that in case of failure to achieve any of Other Fields Development Milestones (but not the BCMA Development Milestones), the Licensors’ sole and exclusive remedy (termination option) is exclusion of the Other Fields from the Field of the License, and

In the case of the exclusion from the Field of the BCMA Field or Other Fields (as the case may be), the provisions of Section 13.4 (Effects of Termination) shall apply solely with respect to the excluded field/s, mutatis mutandis.

(iii) For the avoidance of doubt: Only in case of failure to achieve both the BCMA Development Milestones and the Other Fields Development Milestones, Licensors shall be entitled to terminate the R&L Agreement in its entirety.

11.	The following shall be added to Section 9.7 of the R&L Agreement:

Notwithstanding the foregoing, if the Challenge Proceeding relates to a patent that reads on products, formulations or indications relating solely to either the BCMA Field or the Other Fields and such Challenge Proceeding may not reasonably result or cause the challenge to apply also to the other Field (whether such proceeding or claim can be instigated by the Company, an Affiliate, a third party or a patent office), only that challenged Field may be terminated, and the R&L Agreement as a whole may not be terminated. Similarly, the financial sanctions described above regarding royalty rates and sublicence receipts will apply only to products, formulations and/or indications specifically covered by the Valid Claims of the Patent subject to the Challenge Proceeding.

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12.	The following will be added to the Definitions Section of the R&L Agreement:

“Generic Product” means, with respect to a Licensed Product in a country or other jurisdiction, as applicable, any pharmaceutical product for the same indication legally marketed in such country or other jurisdiction by an entity other than the Company, its Affiliates, Sublicensees that contains the same or a “highly similar” (as defined in 42 USC 262(i)(2) or comparable Law) active ingredient as such Licensed Product and is determined by a Regulatory Authority in such country or other jurisdiction to be a biosimilar to or interchangeable with or bioequivalent with such Licensed Product under 42 USC 262(k)(4) or comparable Law (e.g., Article 10(1)(a)(iii) of Directive 2001/83/EC).

13.	The second paragraph of Section 6.3 of the R&L Agreement shall be deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, if a Licensed Product has never been covered by a Valid Claim, or has been but is no longer covered by a Valid Claim (including if such Valid Claim has been revoked or determined to be invalid), in the country of sale, manufacture or use at the time of sale, the royalties payable with respect to Net Sales calculated in relation to such sale shall be reduced by 50% until the entry of the first Generic Product in such country, at which time the following shall apply:

(a)	in the case of reduction in the volume of sales or revenue from sales of such Licensed Product in such country by the Company, its Affiliates and Sublicensees by at least thirty percent (30%) compared to sales in such country in the calendar year prior to entry of such Generic Product, the royalties payable with respect to Net Sales calculated in relation to such sale in such country shall be further reduced by 25% (i.e., reduction of 75% of royalties on Net Sales), and the remaining provisions of Section 6.3(a)-(b) below shall not apply; and

(b)	if the volume of such sales or revenue from such sales of such Licensed Product in such country is reduced by at least fifty percent (50%) compared to sales in such country in the calendar year prior to entry of such Generic Product, no further royalties on Net Sales will be payable to Licensors hereunder.

(c)	The above reduction shall not apply if the Company abandoned the applicable Licensed Patents and/or Joint Patents in such country. For the avoidance of doubt, in no event shall royalties paid hereunder be refundable in the event of any invalidation of any Licensed Patent.”

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14.	The following will be added as paragraph 6.3.a. and 6.3.b and 6.3.c of the R&L Agreement:

6.3.a Royalties Offset

Notwithstanding the foregoing, in the event that Company, after arm’s length bona fide negotiations, enters into an agreement with a third party (other than Affiliates or Sublicensees) in order to acquire, or obtain a license under, any issued and unexpired patent or pending patent application for intellectual property rightfully owned or controlled by such third party (a) which has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference; (b) that is reasonably necessary to incorporate within the Licensed Products; and (c) the Company reasonably determines is necessary in order to avoid the risk of infringement related litigation for the exploitation of such Licensed Product in a given territory and a given period, Company shall be entitled to deduct from the royalties payable hereunder with respect to Net Sales for such Licensed Product fifty percent (50%) of all amounts actually paid to such third party as consideration for such acquisition or license, provided however, that no such reduction shall reduce the amounts payable to Licensors with respect to Net Sales for such Licensed Product by more than fifty percent (50%).

6.3.b Generic Approval

Notwithstanding the foregoing, in the event that, with respect to a particular Licensed Product in a particular country in the Territory, a Generic Product is approved, and provided that such market entry in such country results in reduction in the volume of sales or revenue from sales of such Licensed Product in such country by the Company, its Affiliates and Sublicensees by at least thirty percent (30%) as compared with the average volume of sales or revenue from sales by the Company, its Affiliates and/or Sublicensees in such country during the previous one (1) year period (as documented in the Company’s formal records and verified by an external accountant), then the royalties payable with respect to Net Sales with respect to such Licensed Product in such country will be reduced by fifty percent (50%).

6.3.c FOR CLARITY, EXCEPT AS EXPRESSLY SET FORTH IN THE SECOND PARAGRAPH OF SECTION 6.3 ABOVE THAT APPLY IN THE CASE OF ENTRY OF A GENERIC PRODUCT, ANY SUCH REDUCTIONS TO THE ROYALTIES PAYABLE TO LICENSORS AS SET FORTH IN SECTION 6.3 ABOVE SHALL IN NO EVENT BE REDUCED BY MORE THAN FIFTY PERCENT (50%) CUMULATIVELY.

15.	The following shall be added as Section 13.4.7 of the R&L Agreement:

“13.4.7 Compensation for Assignment of Development Results. Subject to the Company’s compliance with its obligations under Section 13.4 above, Licensors shall pay the Company a royalty equal to ten percent (10%) of all Net Income (as defined below) actually received by Licensors in consideration for the commercialization of the Development Results assigned to the Licensor/s hereunder (alone or together with the Licensed Technology), up to a maximum amount equal to 200% of the development costs actually incurred by the Company in the development of such Development Results, as documented in the Company’s formal records and verified by an external accountant. All such royalties shall be paid by Licensors on a calendar quarterly basis, within sixty (60) days of the end of each Calendar Quarter in which Net Income is generated. Licensors shall report to the Company and pay such amounts to the Company in accordance with the procedures set forth in this Agreement with respect to the Company’s payment and reporting obligations to Licensors as described in Section 7 above, mutatis mutandis.

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“Net Income” means all amounts in cash and other consideration actually received by the Licensor/s solely in respect of the Development Results assigned to the Licensor (alone or together with the Licensed Technology) but not other technology licensed together therewith, except with respect to sponsored research or provision of services, less out-of-pocket expenses and professional fees, including pro rata legal fees, patent agent fees and fees paid to other experts, incurred by the Licensor/s in connection with (i) the filing, prosecution, maintenance or enforcement of the patent applications and patents covering such Development Results; and (ii) the preparation, negotiation, execution and/or enforcement of any such license agreement/s.”

16.	Upon the Amendment Effective Date, the Company and Hadasit shall enter into a separate Sponsored Research Agreement (Appendix 4) for the performance of a sponsored research at HMO by Hadasit relating to the Licensed Technology, such research shall be added to the definition of “Research” in the R&L Agreement, and the Results of such additional Research shall be solely owned by Hadasit and shall be deemed to form part of the Research Results under the Licensed Information.

17.	Except as stated herein, all the terms and conditions contained in the R&L Agreement remain unchanged, and in full force and effect.

18.	This Amendment together with the R&L Agreement (as amended hereby) constitute the entire agreement between the Parties in respect of the subject matter hereof, and supersede all prior agreements or understandings between the Parties relating to the subject matter hereof, and this Amendment may be amended only by a written document signed by the authorized representatives of the Parties.

19.	Section 15.12 shall be deleted and replaced with the following: “15.12 No Assignment. Neither Party may assign its rights hereunder to any third party without the prior written consent of the other Party; provided, that a Party may assign its rights without the prior written consent of the other Party to any Affiliate or other entity that controls, is controlled by or is under common control with such Party, provided the assignee has the financial resources to be able to perform the Company’s obligations hereunder. Any purported assignment in violation of this clause is void. Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.”

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the last date of signature hereof.

Hadasit Medical Research Services & Development Ltd.	Nexcella, Inc.

Name:	Name:
Title:	Title:
Date:	Date:

BIRAD – Research and Development Company Ltd.

Name:	Name:
Title:	Title:
Date:	Date:

List of Appendices:

Appendix 1: Development Plan – Other Fields

Appendix 2: Development Milestones – Other Fields

Appendix 3: Licensed Patents (updated)

Appendix 4: Sponsored Research Agreement

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